Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – January 20, 2026

FVCBankcorp, Inc. Announces Fourth Quarter and Full Year 2025 Earnings;
46% Increase in Net Income Compared to Prior Year

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported net income of $5.6 million for the quarter ended December 31, 2025 compared to net income of $4.9 million for the quarter ended December 31, 2024, an increase of $747 thousand, or 15%. Diluted earnings per share were $0.31 for the quarter ended December 31, 2025 compared to $0.26 for the quarter ended December 31, 2024, an increase of 19%.

For the year ended December 31, 2025, the Company reported net income of $22.1 million, or $1.21 diluted earnings per share, an increase of $7.0 million, or 46%, compared to net income of $15.1 million, or $0.82 diluted earnings per share, for the year ended December 31, 2024.

Fourth Quarter Selected Financial Highlights
•Pre-tax Pre-provision Operating Income Grows 32% Year-Over-Year. Net income increased to $5.6 million for the three months ended December 31, 2025 compared to $4.9 million for the three months ended December 31, 2024, an increase of $747 thousand, or 15%. Pre-tax pre-provision operating income (non-GAAP) (which excludes provision for credit losses and income taxes) increased 32%, or $2.0 million, to $8.4 million for the quarter ended December 31, 2025 compared to $6.4 million for the quarter ended December 31, 2024. Refer below to the “Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Operating Income (Non-GAAP)” for further information.
•Net Interest Margin Increased to 3.05%, the eighth consecutive quarter of improvement. For the quarter ended December 31, 2025, net interest margin improved 14 basis points to 3.05% from 2.91% for the three months ended September 30, 2025, and increased 28 basis points, or 10%, compared to 2.77% for the fourth quarter of 2024.
•Deposits Grow 7% Compared to Prior Year. Total deposits increased $126.7 million, or 7%, to $2.00 billion at December 31, 2025 compared to $1.87 billion at December 31, 2024. For the quarter, total deposits increased $19.4 million when compared to the linked quarter ended September 30, 2025.
•Loans Grow 4% with Further Reduction in Commercial Real Estate Concentration. Total loans increased $71.0 million, or 4%, to $1.94 billion at December 31, 2025 compared to $1.87 billion at December 31, 2024. Commercial real estate loans to total risk-based capital concentration at December 31, 2025 was 313%, a decrease from 372% at December 31, 2024.
•Solid Credit Quality. Nonperforming loans decreased to $10.9 million at December 31, 2025, or 0.48% of total assets, a decrease of $1.9 million, or 15%, compared to December 31, 2024.
•Sound, Well Capitalized Balance Sheet. Total risk-based capital to risk-weighted assets for FVCbank (the “Bank”) was 15.38% at December 31, 2025, compared to 14.73% at December 31, 2024. The tangible common equity ("TCE") to tangible assets ("TA") ratio for the Bank increased to 11.38% at December 31, 2025, up from 10.87% at December 31, 2024. The Bank’s investment securities are classified as available-for-sale, and therefore the unrealized losses on these securities are fully reflected in the TCE/TA ratio.

•Quarterly Cash Dividend. On January 15, 2026, the Company declared a quarterly cash dividend of $0.06 for each share of its common stock outstanding. The dividend is payable on February 17, 2026 to shareholders of record on January 26, 2026. Based on the current number of shares outstanding, the aggregate payment will be approximately $1.1 million.

For the year ended December 31, 2025, the Company reported net income of $22.1 million, or $1.21 diluted earnings per share, compared to $15.1 million, or $0.82 diluted earnings per share, for the year ended December 31, 2024, an increase of $7.0 million, or 46%. During 2025, the Company unwound $80 million of its pay-fixed/receive floating interest rate swaps and the funding associated with that hedge, resulting in a gain of $91 thousand (which was recorded in non-interest income). During 2024, the Company surrendered $48.0 million in bank-owned life insurance (“BOLI”), which resulted in a nonrecurring increase of $2.4 million to the tax provisioning related to the loss of the tax favored status of prior appreciation. Excluding these nonrecurring items, net income for the years ended December 31, 2025 and 2024 was $22.0 million and $17.4 million, respectively, an increase of $4.5 million, or 26%.

The Company considers pre-tax pre-provision operating income a useful comparative financial measure of the Company’s operating performance over multiple periods. Pre-tax pre-provision operating income is determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP financial measures to their most comparable financial measure in accordance with GAAP can be found in the tables below.

Management Comments
David W. Pijor, Esq., Chairman and Chief Executive Officer of the Company, said:

“Our 2025 results are indicative of our strategic focus, discipline, and execution, to enhance earnings while we continue to grow our core loan and deposit base. The fourth quarter of 2025 is our third consecutive quarter with annualized return on average assets of 1.00% or better and is our eighth consecutive quarter of net interest margin improvement. Loan growth of 4% for the fourth quarter and year ended December 31, 2025 resulted in continued revenue growth. Since our inception in November 2007, we have always been committed to maintaining and growing a strong financial services company for our employees, clients, shareholders and the communities we serve. We are extremely pleased with our 2025 results and especially proud of our team’s commitment to ongoing excellence.”

Patricia A. Ferrick, President of the Company, said:

“We remain focused on enhancing the customer experience and operating efficiencies to drive growth and profitability. We continue to prioritize our relationship banking strategy to selectively grow loans and deposits. We appreciate the expertise and market experience of our talented relationship managers as they promote our lending and digital banking solutions."

Statement of Condition
Total assets were $2.29 billion at December 31, 2025 and $2.20 billion at December 31, 2024, an increase of $93.3 million, or 4%. On a linked quarter basis, total assets decreased $26.8 million, or 1%, from $2.32 billion at September 30, 2025 to $2.29 billion at December 31, 2025.

Loans receivable, net of deferred fees, were $1.94 billion at December 31, 2025 and $1.87 billion at December 31, 2024, an increase of $71.0 million, or 4%. For the fourth quarter of 2025, loan originations totaled $154.8 million with a weighted average rate of 7.84%. Loan renewals totaled $96.8 million and had a weighted average rate of 6.87%. Loans that paid off during the fourth quarter of 2025 totaled $85.3 million and had a weighted average rate of 6.47%, and were primarily comprised of commercial real estate and construction loans. Commercial lines of credit increased $44.0 million at December 31, 2025 when compared to September 30, 2025, contributing to net loan growth for the fourth quarter. At December 31, 2025, the Company's warehouse lending facility decreased $20.3 million from September 30, 2025 to end at $30.0 million, with a weighted average yield of 6.08% for the quarter ended December 31, 2025.

Investment securities were $153.4 million at December 31, 2025 and $156.7 million at December 31, 2024. For the year ended December 31, 2025, investment securities decreased due to principal repayments totaling $16.3 million, offset by security purchases totaling $2.9 million and a decrease in the portfolio’s unrealized losses totaling $10.1 million.

Total deposits were $2.00 billion at December 31, 2025 and $1.87 billion at December 31, 2024, an increase of $126.7 million, or 7%. Core deposits, which exclude wholesale deposits, increased $91.6 million, or 6%, for the year ended December 31, 2025. On a linked quarter basis, total deposits increased $19.4 million. Noninterest-bearing deposits decreased slightly by $2.4 million, or 1%, for the year ended December 31, 2025. At December 31, 2025 and December 31, 2024, reciprocal deposits, which are mostly comprised of interest checking and savings accounts, totaled $291.8 million and $269.6 million, respectively, and are considered part of the Company’s core deposit base. Time deposits increased $28.9 million to $271.2 million during 2025. The Company continues to build core deposits at lower interest rates.

At December 31, 2025, wholesale funding totaled $285.0 million, a decrease of $15.0 million, or 5%, from December 31, 2024. At December 31, 2024, wholesale funding included $249.9 million in wholesale deposits and $50.0 million in other borrowed funds (in the form of an advance from the Federal Home Loan Bank of Atlanta ("FHLB")). During the fourth quarter of 2025, when the Company’s FHLB advance matured, the Company replaced this funding with wholesale deposits.

Shareholders’ equity at December 31, 2025 was $253.6 million, an increase of $18.2 million, or 8%, from December 31, 2024. Earnings for the year ended December 31, 2025 contributed $22.1 million to the increase in shareholders’ equity. During 2025, the Company repurchased 572,310 shares of its common stock at a total cost of $6.6 million, decreasing shareholders’ equity. Accumulated other comprehensive loss decreased $3.7 million for the year ended December 31, 2025, and was primarily related to the change in the Company’s other comprehensive income associated with its available-for-sale investment securities portfolio at December 31, 2025.

Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at December 31, 2025 and December 31, 2024 was $13.74 and $12.52, respectively, an increase of 10%. Tangible book value per share, excluding accumulated other comprehensive loss (a non-GAAP financial measure which is defined in the tables below), at December 31, 2025 and December 31, 2024 was $14.83 and $13.80, respectively.

The Bank was well-capitalized at December 31, 2025, with total risk-based capital ratio of 15.38%, common equity tier 1 risk-based capital ratio of 14.37%, and tier 1 leverage ratio of 12.23%.

Asset Quality
For the three and twelve months ended December 31, 2025, the Company recorded a provision for credit losses totaling $909 thousand and $1.6 million, respectively. The Company recorded no reserves for the three months ended December 31, 2024 and recorded a provision for credit losses of $6 thousand for the year ended December 31, 2024. The increase in provision, particularly during the fourth quarter of 2025, was primarily related to loan growth during the period. At December 31, 2025 and December 31, 2024, the allowance for credit losses (“ACL”) was $18.9 million and $18.1 million, respectively. The ACL to total loans, net of fees, was 0.97% at each of December 31, 2025 and December 31, 2024. The Company generally does not record reserves for the warehouse lending facility it provides to Atlantic Coast Mortgage, LLC ("ACM"). Excluding the warehouse lending facility, the ACL to total loans, net of fees, was 1.00% at December 31, 2025. The Company recorded net recoveries of $5 thousand for the three months ended December 31, 2025 compared to net charge-offs of $937 thousand for the three months ended December 31, 2024. For the year ended December 31, 2025, net charge-offs totaled $871 thousand, or 0.05%, to average loans compared to net charge-offs of $839 thousand, or 0.04%, to average loans for the year ended December 31, 2024. Net charge-offs for the year ended December 31, 2025 were primarily comprised of two unsecured small business loans, and not indicative of a systemic issue with the Company’s loan portfolio credit quality.

The Company proactively assesses the credit risks within its loan portfolio through its established portfolio monitoring programs, working diligently with its customers to minimize losses. At December 31, 2025, the Company’s watch list loans increased to $57.9 million from $15.1 million at September 30, 2025. The increase is primarily comprised of 3 loans which are commercial real estate loans, with collateral in different asset classes, each located in Washington, D.C. One of the loans currently has collateral that is listed for sale, which the Company expects to close prior to the end of the second quarter of 2026. Each of these loans are rated as special mention, as these loans have not yet developed a well-defined weakness but warrant close attention. These loans are well secured with updated valuations at December 31, 2025, and are not individually impaired. The Company believes there will be satisfactory resolution to each of these loans.

Nonperforming loans at December 31, 2025 totaled $10.9 million, or 0.48% of total assets, compared to $12.8 million, or 0.58% of total assets, at December 31, 2024. The decrease in nonperforming loans at December 31, 2025 was due to nonaccrual loan payoffs totaling $1.0 million and a decrease in loans past due over 90 days of $871 thousand at December 31, 2025. Total classified loans decreased $1.0 million to $10.2 million at December 31, 2025 from $11.2 million at December 31, 2024. The Company had no other real estate owned at each of December 31, 2025 and December 31, 2024.

At December 31, 2025, commercial real estate loans totaled $1.03 billion, or 53% of total loans, net of fees, and construction loans totaled $153.0 million, or 8% of total loans, net of fees. Included in commercial real estate loans are loans secured by office properties totaling $149.2 million, or 8% of total loans, which are primarily located in the Virginia and Maryland suburbs of the Company’s market area, with $1.0 million, or 0.05% of total loans, located in Washington, D.C. Loans secured by retail properties totaled $215.5 million, or 12% of total loans, at December 31, 2025, with $8.9 million, or less than 0.46% of total loans, located in Washington, D.C. Loans secured by multi-family properties totaled $179.5 million, or 10% of total loans, at December 31, 2025, with $98.7 million, or 5% of total loans, located in Washington, D.C. The commercial real estate portfolio, including construction loans, is diversified by asset type and geographic concentration.

The Company manages the portfolio in a disciplined manner, and has comprehensive policies to monitor, measure, and mitigate its loan concentrations within its commercial real estate portfolio segment, including rigorous credit approval, monitoring and administrative practices. The following table provides further stratification of these and additional classes of real estate loans at December 31, 2025 (dollars in thousands).

Owner Occupied Commercial Real Estate (2)				Non-Owner Occupied Commercial Real Estate (2)				Construction
Asset Class	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal	Top 3 Market Areas	Number of Total Loans	Bank Owned Principal	Total Bank Owned Principal	% of Total Loans
Office, Class A	67%	7	$40,532	17%	1	$2,894	Counties of Fairfax and Loudoun, VA and Montgomery County, MD	—	$—	$43,426
Office, Class B	49%	23	8,232	44%	22	44,776		—	—	53,008
Office, Class C	46%	9	5,081	30%	7	7,568		2	942	13,591
Office, Medical	33%	7	971	43%	5	24,616		1	13,583	39,170
Subtotal		46	$54,816		35	$79,854		3	$14,525	$149,195	8%

Retail- Neighborhood/Community Shop		—	$—	43%	32	$91,965	Counties of Prince George's and Baltimore, MD and Fairfax County, VA	—	$—	$91,965
Retail- Restaurant	53%	4	4,331	40%	11	20,446		—	—	24,777
Retail- Single Tenant	54%	5	1,823	42%	14	27,143		—	—	28,966
Retail- Anchored,Other		—	—	51%	12	33,359		—	—	33,359
Retail- Grocery-anchored		—	—	40%	6	36,446		—	—	36,446
Subtotal		9	$6,154		75	$209,359		—	$—	$215,513	11%

Multi-family, Class A		—	$—	30%	2	$1,425	Washington, D.C., Baltimore City, MD and Richmond City, VA	2	$33,087	$34,512
Multi-family, Class B		—	—	61%	18	63,092		—	—	63,092
Multi-family, Class C		—	—	53%	58	71,598		1	982	71,598
Multi-Family-Affordable Housing		—	—	36%	3	9,321		—	—	9,321
Subtotal		—	$—		81	$145,436		3	$34,069	$178,523	9%

Industrial	47%	38	$124,217	53%	29	$114,780	Counties of Prince William and Fairfax, VA and Howard County, MD	—	$—	$238,997
Warehouse	50%	8	6,951	27%	7	8,907		—	—	15,858
Flex	49%	12	10,350	52%	13	54,939		2	—	65,289
Subtotal		58	$141,518		49	$178,626		2	$—	$320,144	16%

Hotels			$—	40%	7	$35,383		1	$7,635	$43,018	2%
Mixed Use	44%	8	$6,719	59%	27	$44,965		—	$—	$51,684	3%

Land			$1,680	1%	2	$605		19	$33,572	$35,857	2%
1-4 Family construction			$—			$—		14	$48,406	$48,406	2%
Other (including net deferred fees)			$55,430			$72,104			$14,799	$142,333	7%

Total commercial real estate and construction loans, net of fees, at December 31, 2025			$266,317			$766,332			$153,006	$1,184,673	61%

At December 31, 2024			$188,182			$850,125			$162,367	$1,200,674	64%

(1) Loan-to-value is determined at origination date against current bank-owned principal.
(2) Minimum debt service coverage policy is 1.30x for owner occupied and 1.25x for non-owner occupied at origination.

The loans shown in the above table exhibit strong credit quality, with one nonaccrual loan at December 31, 2025 totaling $10.1 million. During its assessment of the ACL, the Company addressed the credit risks associated with these portfolio segments and believes that as a result of its conservative underwriting discipline at loan origination and its ongoing loan monitoring procedures, the Company has appropriately reserved for possible credit concerns in the event of a downturn in economic activity.

Minority Investment in Mortgage Banking Operation
For the three and twelve months ended December 31, 2025, the Company recorded income of $247 thousand and $1.2 million, respectively, compared to a loss of $49 thousand and income of $352 thousand, respectively, for the three and twelve months ended December 31, 2024, related to its investment in ACM. The increase in earnings at ACM is a direct result of continued success in executing their strategic growth and geographic diversification initiatives, resulting in a 19% increase in loan originations for the year ended December 31, 2025 compared to the year ended December 31, 2024.

During the fourth quarter of 2025, ACM announced its acquisition of Tidewater Mortgage Services, Inc. ("TMS"), a Coastal Virginia based mortgage lender serving the Mid‑Atlantic and Southeast. The transaction combines ACM's innovative, client-focused lending model and broad product suite with TMS's strong reputation for excellent customer service and community engagement. The acquisition had minimal impact to earnings for the fourth quarter of 2025 and is expected to be immediately accretive in 2026.

The Company’s investment in ACM is reflected as a nonconsolidated minority investment, and as such, the Company’s income generated from the investment is included in non-interest income.

Income Statement
The Company recorded net income of $5.6 million for the three months ended December 31, 2025 compared to net income of $4.9 million for the three months ended December 31, 2024, an increase of $747 thousand, or 15%. Compared to the linked quarter, net income for the three months ended December 31, 2025 increased $68 thousand, or 1%, from $5.6 million for the three months ended September 30, 2025.

Net interest income increased $2.0 million, or 13%, to $16.9 million for the quarter ended December 31, 2025, compared to $14.9 million for the same period of 2024, and increased $892 thousand, or 6%, compared to the linked quarter ended September 30, 2025. The increase in net interest income for the fourth quarter of 2025 compared to the year ago quarter was primarily due to an increase in interest income from both increased yields on and level of average earnings assets. Additionally, interest expense decreased during the fourth quarter of 2025 compared to the year ago quarter as deposits continue to reprice to lower interest rates. On a linked quarter basis, net interest income increased primarily as a result of an increase interest income from average loans outstanding for the fourth quarter of 2025.

The Company's net interest margin increased 28 basis points to 3.05% for the quarter ended December 31, 2025 compared to 2.77% for the quarter ended December 31, 2024, and increased 14 basis points from 2.91% for the linked quarter ended September 30, 2025. The increase in net interest margin is a result of improved yields on earning assets, primarily from the loan portfolio, in addition to continued improvement in the cost of funding sources. Yields on loans increased 13 basis points to 6.00% for the quarter ended December 31, 2025 as compared to the quarter ended December 31, 2024, and increased 10 basis points from the linked quarter ended September 30, 2025. Cost of funds decreased to 2.74% for the quarter ended December 31, 2025, from 2.78% for the quarter ended September 30, 2025, and from 2.96% for the year ago quarter ended December 31, 2024. The decrease in the cost of funds during the quarter and year ended December 31, 2025 is a direct result of the Company decreasing its deposit costs concurrently with the Federal Reserve’s decrease in its targeted short term interest rate during 2025.

Compared to the year ago quarter, interest income increased $1.3 million, or 4%, to $30.6 million, for the fourth quarter of 2025, and increased $755 thousand, or 3%, compared to the linked quarter ended September 30, 2025. Loan interest income increased $829 thousand, or 3%, to $28.3 million for the three months ended December 31, 2025, compared to $27.5 million for the three months ended December 31, 2024, primarily as a result of an increase in the average yield on loans as the Company originates loans with higher interest rates and continues to reduce low yielding loans as they mature. The yield on earning assets increased 8 basis points to 5.55% for the three months ended December 31, 2025 when compared to the same period of 2024, and increased 9 basis points compared to the linked quarter ended September 30, 2025, a result of loans repricing upwards as compared to the prior and year ago quarters.

The Company anticipates continued increase in loan yields due to scheduled loan repricings. Within 12 months of December 31, 2025, $112.1 million in fixed rate commercial loans with a weighted average rate of 5.07% and $26.2 million in variable rate commercial loans with a weighted average rate of 4.86% are expected to reprice. Within the following 24-36 months of December 31, 2025, $327.1 million in fixed rate commercial loans with a weighted average rate of 5.86% and an additional $131.8 million in variable rate commercial loans with a weighted average rate of 5.32% are scheduled to reprice. In the near-term, the Company’s efforts to attain appropriate yields on new originations and the repricing of the commercial loan portfolio are expected to provide continued improvement in loan yields.

Interest expense decreased $708 thousand, or 5%, to $13.7 million, for the quarter ended December 31, 2025, compared to $14.4 million for the quarter ended December 31, 2024, which is primarily attributable to the decrease in deposit costs, all while growing core deposits 6% since the 2024 year end. Interest expense on deposits decreased $366 thousand to $13.2 million for the three months ended December 31, 2025, compared to $13.6 million for the three months ended December 31, 2024, as average interest-bearing total deposits increased $85.9 million for the three months ended December 31, 2025 when compared to the year ago quarter. On a linked quarter basis, interest expense decreased $135 thousand, or 1%, compared to the quarter ended September 30, 2025, primarily due to the strong deposit growth during the fourth quarter. The cost of deposits (which includes noninterest-bearing deposits) for the fourth quarter ended December 31, 2025 was 2.68%, a decrease of 23 basis points from the year ago quarter ended December 31, 2024, and a decrease of 5 basis points compared to the linked quarter ended September 30, 2025, demonstrating the Company's ability to grow its customer base while reducing deposit costs.

Net interest income for the year ended December 31, 2025 and 2024 was $63.8 million and $55.6 million, respectively, an increase of $8.2 million, or 15%, year-over-year. Interest income increased $5.1 million, or 4%, to $118.4 million for the year ended December 31, 2025 compared to $113.3 million for the comparable 2024 period. Interest expense totaled $54.6 million for the year ended December 31, 2025, a decrease of $3.1 million, or 5%, compared to $57.7 million for the year ended December 31, 2024. The Company’s net interest margin for the year ended December 31, 2025 was 2.92% compared to 2.62% for the year ended December 31, 2024, an increase of 30 basis points, or 11%.

Noninterest income for the three months ended December 31, 2025 and 2024 totaled $926 thousand and $452 thousand, respectively, an increase of $474 thousand. Noninterest income for the three months ended December 31, 2025 included a nonrecurring loss totaling $62 thousand from the termination of derivative contracts. Noninterest income for the three months ended December 31, 2025 decreased $107 thousand, or 10%, compared to $1.0 million for the three months ended September 30, 2025.

Fee income from loans was $76 thousand for the quarter ended December 31, 2025, compared to $43 thousand for the fourth quarter of 2024. Service charges on deposit accounts totaled $376 thousand for the fourth quarter of 2025, an increase of $91 thousand, or 32%, compared to $285 thousand for the year ago quarter, and increased $55 thousand, or 17%, compared to $321 thousand for the linked quarter ended September 30, 2025. Income from BOLI increased to $74 thousand for the three months ended December 31, 2025, compared to $71 thousand for the same period of 2024. Income from the minority interest in ACM for the quarter ended December 31, 2025 was $247 thousand, an increase of $296 thousand from a loss of $49 thousand for the year ago quarter ended December 31, 2024, and decreased $261 thousand compared to the linked quarter ended September 30, 2025.

For the year ended December 31, 2025, the Company recorded noninterest income totaling $3.6 million, an increase of $1.1 million, or 44%, compared to $2.5 million for the year ended December 31, 2024. Fee income from loans was $220 thousand for the year ended December 31, 2025, compared to $185 thousand for the year ended December 31, 2024, an increase of $35 thousand, or 19%. Service charges on deposit accounts totaled $1.2 million for the year ended December 31, 2025, an increase of $122 thousand, or 11%, compared to $1.1 million for the year ended December 31, 2024. Income from BOLI decreased to $289 thousand for the year ended December 31, 2025, compared to $397 thousand for the year ended December 31, 2024, a direct result of the BOLI surrendered during 2024. Income from the Company's minority interest in ACM increased to $1.2 million for the year ended December 31, 2025, compared to $352 thousand for the same period of 2024. Lastly, the Company recorded a gain from the termination of derivative instruments totaling $91 thousand during 2025. No comparable gain was recorded during 2024.

Noninterest expense totaled $9.5 million for the quarter ended December 31, 2025, an increase of $535 thousand, or 6%, compared to $9.0 million for the year ago quarter ended December 31, 2024. On a linked quarter basis, noninterest expense increased $65 thousand, or 0.7%, from $9.5 million for the three months ended September 30, 2025. Compared to the year ago quarter, salaries and benefits expense increased $513 thousand, or 11%, for the three months ended December 31, 2025, and increased $77 thousand, or 2%, compared to the linked quarter ended September 30, 2025. The increase in salaries and benefits expense for the fourth quarter of 2025 as compared to both the year ago and linked quarters is primarily a result of an increase in incentive accruals for the fourth quarter of 2025 along with the filling of open positions that were vacant in the previous periods. Full-time equivalent employees have increased from 112 at December 31, 2024, and 118 at September 30, 2025, to 122 at December 31, 2025.

Data processing and network administration expense decreased $181 thousand to $509 thousand for the three months ended December 31, 2025 compared to the same period of 2024, primarily as a result of contract renewals with certain service providers for the Bank. All other operating expenses have remained fairly constant or minimally unchanged for the three months ended December 31, 2025 as compared to the year ago and linked quarters. The Company continues to identify and assess opportunities to reduce operating expenses.

For the year ended December 31, 2025 and 2024, noninterest expense was $37.6 million and $35.8 million, respectively, an increase of $1.8 million, or less than 5%, primarily as a result of the aforementioned increases in salaries and benefits expenses. Internet banking and software expense increased $461 thousand, or 15%, to $3.5 million for the year ended December 31, 2025 compared to the year ended December 31, 2024, primarily as a result of the implementation of enhanced customer software, including comprehensive online banking solutions. Data processing and network administration expense decreased $483 thousand, or 18%, to $2.2 million for the year ended December 31, 2025 compared to the same period of 2024, primarily as a result of contract renewals with certain service providers for the Bank.

The efficiency ratio for the quarters ended December 31, 2025, September 30, 2025, and December 31, 2024, was 53.4%, 55.5%, and 58.6%, respectively. For the years ended December 31, 2025 and 2024, the efficiency ratio was 55.7% and 61.6%, respectively. A reconciliation of the aforementioned efficiency ratios, a non-GAAP financial measure, can be found in the tables below.

The Company recorded a provision for income taxes of $1.8 million and $1.5 million for the three months ended December 31, 2025 and 2024, respectively. For the years ended December 31, 2025 and 2024, the provision for income taxes was $6.2 million and $7.2 million, respectively. The 2024 period included an additional $2.4 million which was associated with the Company’s surrender of BOLI policies in the first quarter of 2024.

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.29 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 8 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington, D.C., and Baltimore, and Bethesda, Maryland.

For more information about the Company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Cautionary Note About Forward-Looking Statements
This press release may contain statements relating to future events or future results of the Company that are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements: general business and economic conditions, including higher inflation and its impacts, nationally or in the markets that we serve could adversely affect, among other things, real estate valuations, unemployment levels, the ability of businesses to remain viable, consumer and business confidence, and consumer or business spending, which could lead to decreases in demand for loans, deposits, and other financial services that we provide and increases in loan delinquencies and defaults; the concentration of our business in and around the Washington, D.C. metropolitan area and the effects of changes in the economic, political, and environmental conditions on this market, including potential reductions in spending by the U.S. government and related reductions in the federal workforce; the impact of the interest rate environment on our business, financial condition and results of operation, and its impact on the composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities; changes in our liquidity requirements could be adversely affected by changes in our assets and liabilities; changes in the assumptions underlying the establishment of reserves for possible credit losses and the possibility that future credit losses may be higher than currently expected; the management of risks inherent in our real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of loan collateral and the ability to sell collateral upon any foreclosure; changes in market conditions, specifically declines in the commercial and residential real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions that we do business with; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; our investment securities portfolio is subject to credit risk, market risk, and liquidity risk as well as changes in the estimates used to value the securities in the portfolio; declines in our common stock price or the occurrence of what management would deem to be a triggering event that could, under certain circumstances, cause us to record a noncash impairment charge to earnings in future periods; potential exposure to fraud, negligence, computer theft and cyber-crime, and our ability to maintain the security of our data processing and information technology systems; the impact of changes in bank regulatory conditions, including laws, regulations and policies concerning capital requirements, deposit insurance premiums, taxes, securities, and the application thereof by regulatory bodies; the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; competitive pressures among financial services companies, including the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the effect of acquisitions and partnerships we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; our involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; geopolitical conditions, including trade restrictions and tariffs, and acts or threats of terrorism, or actions taken by the United States or other governments in response to trade restrictions and tariffs, and acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; and the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues or emergencies, and other catastrophic events. The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, including those discussed in the section entitled “Risk Factors,” and in the Company’s other periodic and current reports filed with the SEC. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict their occurrence or how they will affect the Company’s operations, financial condition or results of operations.

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share and per share data)
(Unaudited)

	At or For the Three Months Ended,		For the Year Ended,
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Selected Balances
Total assets	$2,292,256	$2,198,950
Total investment securities	158,870	164,926
Total loans, net of deferred fees	1,941,283	1,870,235
Allowance for credit losses on loans	(18,886)	(18,129)
Total deposits	1,997,277	1,870,605
Subordinated debt	18,750	18,695
Other borrowings	—	50,000
Reserve for unfunded commitments	471	510
Total shareholders' equity	253,600	235,354
Summary Results of Operations
Interest income	$30,583	$29,281	$118,397	$113,313
Interest expense	13,658	14,368	54,628	57,723
Net interest income	16,925	14,913	63,769	55,589
Provision for credit losses	909	—	1,589	6
Net interest income after provision for credit losses	16,016	14,913	62,180	55,583
Noninterest income - loan fees, service charges and other	667	422	2,010	1,752
Noninterest income - bank owned life insurance	74	71	289	397
Noninterest income gain (loss) on minority membership interest	247	(49)	1,247	376
Noninterest gain on redemption of subordinated debt	—	9		9
Noninterest income - gain (loss) on termination of derivative instruments	(62)	—	91	—
Noninterest expense	9,537	9,002	37,570	35,820
Income before taxes	7,405	6,363	28,248	22,297
Income tax expense	1,758	1,463	6,190	7,233
Net income	5,647	4,900	22,057	15,064
Per Share Data
Net income, basic	$0.31	$0.27	$1.22	$0.83
Net income, diluted	$0.31	$0.26	$1.21	$0.82
Book value	$14.15	$12.93
Tangible book value (1)	$13.74	$12.52
Tangible book value, excluding accumulated other comprehensive losses (1)	$14.83	$13.80
Shares outstanding	17,917,504	18,204,455
Selected Ratios
Net interest margin (2)	3.05%	2.77%	2.92%	2.62%
Return on average assets (2)	1.00%	0.90%	0.99%	0.69%
Return on average equity (2)	8.94%	8.37%	8.99%	6.64%
Efficiency (3)	53.43%	58.58%	55.74%	61.63%
Loans, net of deferred fees to total deposits	97.20%	99.98%
Noninterest-bearing deposits to total deposits	18.19%	19.55%
Reconciliation of Net Income (GAAP) to Core Operating Earnings (Non-GAAP)(4)
GAAP net income reported above	$5,647	$4,900	$22,057	$15,064
(Gain) loss on termination of derivative instruments	62	$—	(91)	—
Gain on redemption of subordinated debt	—	$(9)	—	(9)
Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	—	—	2,386
Income tax (benefit) expense associated with non-GAAP adjustments	(14)	—	20	—
Adjusted Net Income, core operating earnings (non-GAAP)	$5,695	$4,891	$21,986	$17,441
Adjusted Earnings per share - basic (non-GAAP core operating earnings)	$0.32	$0.27	$1.21	$0.97
Adjusted Earnings per share - diluted (non-GAAP core operating earnings)	$0.31	$0.26	$1.20	$0.95
Adjusted Return on average assets (non-GAAP core operating earnings) (2)	1.01%	0.90%	0.99%	0.80%
Adjusted Return on average equity (non-GAAP core operating earnings) (2)	9.02%	8.36%	8.96%	7.69%
Adjusted Efficiency ratio (non-GAAP core operating earnings)(3)	53.24%	58.62%	55.81%	61.63%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	11.38%	10.87%
Total risk-based capital (to risk weighted assets)	15.38%	14.73%
Common equity tier 1 capital (to risk weighted assets)	14.37%	13.74%
Tier 1 leverage (to average assets)	12.23%	11.74%
Asset Quality
Nonperforming loans	$10,926	$12,823
Nonperforming loans to total assets	0.48%	0.58%
Nonperforming assets to total assets	0.48%	0.58%
Allowance for credit losses on loans	0.97%	0.97%
Allowance for credit losses to nonperforming loans	172.86%	141.38%
Net charge-offs (recoveries)	$(5)	$937	$871	$839
Net charge-offs (recoveries) to average loans (2)	—%	0.20%	0.05%	0.04%
Selected Average Balances
Total assets	$2,253,977	$2,185,879	$2,231,297	$2,175,987
Total earning assets	2,202,453	2,139,505	2,181,291	2,122,236
Total loans, net of deferred fees	1,890,939	1,875,328	1,862,377	1,869,470
Total deposits	1,953,693	1,851,402	1,905,024	1,823,247
Other Data
Noninterest-bearing deposits	$363,228	$365,666
Interest-bearing checking, savings and money market	1,072,082	1,006,898
Time deposits	277,010	248,154
Wholesale deposits	284,957	249,887

(1) Non-GAAP Reconciliation
Total shareholders’ equity	$253,600	$235,354
Goodwill and intangibles, net	(7,295)	(7,420)
Tangible Common Equity (non-GAAP)	$246,305	$227,934
Accumulated Other Comprehensive Loss ("AOCI")	(19,581)	(23,266)
Tangible Common Equity excluding AOCI (non-GAAP)	$265,886	$251,200

Book value per common share	$14.15	12.93
Intangible book value per common share	(0.41)	(0.41)
Tangible book value per common share (non-GAAP)	$13.74	$12.52
AOCI (loss) per common share	(1.09)	(1.28)
Tangible book value per common share, excluding AOCI (non-GAAP)	$14.83	$13.80
(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, condition, or statements of cash flows.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

	December 31, 2025	September 30, 2025	% Change Current Quarter	December 31, 2024	% Change From Year Ago

Cash and due from banks	$5,684	$14,917	(61.9)%	$8,161	(30.4)%
Interest-bearing deposits at other financial institutions	121,947	214,007	(43.0)%	82,789	47.3%
Investment securities	153,424	157,165	(2.4)%	156,740	(2.1)%
Restricted stock, at cost	5,446	7,774	(29.9)%	8,186	(33.5)%
Loans, net of fees:
Commercial real estate	1,032,649	994,552	3.8%	1,038,307	(0.5)%
Commercial and industrial	423,360	335,813	26.1%	314,274	34.7%
Commercial construction	153,006	170,252	(10.1)%	162,367	(5.8)%
Consumer real estate	297,018	301,993	(1.6)%	325,313	(8.7)%
Warehouse facilities	30,033	50,336	(40.3)%	22,388	34.1%
Consumer nonresidential	5,217	5,476	(4.7)%	7,586	(31.2)%
Total loans, net of fees	1,941,283	1,858,422	4.5%	1,870,235	3.8%
Allowance for credit losses on loans	(18,886)	(17,943)	5.3%	(18,129)	4.2%
Loans, net	1,922,397	1,840,479	4.5%	1,852,106	3.8%

Premises and equipment, net	693	723	(4.1)%	858	(19.2)%
Goodwill and intangibles, net	7,295	7,322	(0.4)%	7,420	(1.7)%
Bank owned life insurance (BOLI)	9,508	9,434	0.8%	9,219	3.1%
Other assets	65,862	67,231	(2.0)%	73,471	(10.4)%
Total Assets	$2,292,256	$2,319,052	(1.2)%	$2,198,950	4.2%

Deposits:
Noninterest-bearing	$363,228	$374,414	(3.0)%	$365,666	(0.7)%
Interest checking	741,034	803,291	(7.8)%	623,811	18.8%
Savings and money market	331,048	291,391	13.6%	383,087	(13.6)%
Time deposits	277,010	273,837	1.2%	248,154	11.6%
Wholesale deposits	284,957	234,949	21.3%	249,887	14.0%
Total deposits	1,997,277	1,977,882	1.0%	1,870,605	6.8%

Other borrowed funds	—	50,000	(100.0)%	50,000	(100.0)%
Subordinated notes, net of issuance costs	18,750	18,737	0.1%	18,695	0.3%
Reserve for unfunded commitments	471	502	(6.2)%	510	(7.6)%
Other liabilities	22,158	22,127	0.1%	23,786	(6.8)%

Shareholders’ equity	253,600	249,804	1.5%	235,354	7.8%
Total Liabilities & Shareholders' Equity	$2,292,256	$2,319,052	(1.2)%	$2,198,950	4.2%

FVCBankcorp, Inc.
Summary Consolidated Statements of Income
(Dollars in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended
	December 31, 2025	September 30, 2025	% Change Current Quarter	December 31, 2024	% Change From Year Ago

Net interest income	$16,925	$16,033	5.6%	$14,913	13.5%
Provision for credit losses	909	375	142.4%	—	—%
Net interest income after provision for credit losses	16,016	15,658	2.3%	14,913	7.4%

Noninterest income:
Fees on loans	76	35	117.1%	43	76.7%
Service charges on deposit accounts	376	321	17.1%	285	31.9%
BOLI income	74	73	1.4%	71	4.2%
Income from minority membership interests	247	508	51.4%	(49)	604.1%
Gain on redemption of sub debt	—	—	—%	9	(100.0)%
Loss on termination of derivative instruments	(62)	—	—%	—	—%
Other fee income	215	96	124.0%	93	131.2%
Total noninterest income	926	1,033	(10.4)%	452	104.9%

Noninterest expense:
Salaries and employee benefits	5,192	5,115	1.5%	4,679	11.0%
Occupancy expense	520	520	—%	525	(1.0)%
Internet banking and software expense	871	890	(2.1)%	860	1.3%
Data processing and network administration	509	559	(8.9)%	690	(26.2)%
State franchise taxes	583	583	—%	589	(1.0)%
Professional fees	283	294	(3.7)%	233	21.5%
Other operating expense	1,579	1,511	4.5%	1,426	10.8%
Total noninterest expense	9,537	9,472	0.7%	9,002	5.9%
Net income before income taxes	7,405	7,219	2.6%	6,363	16.4%
Income tax expense	1,758	1,640	7.2%	1,463	20.2%
Net Income	$5,647	$5,579	1.2%	$4,900	15.3%

Earnings per share - basic	$0.31	$0.31	0.3%	$0.27	14.8%
Earnings per share - diluted	$0.31	$0.31	1.0%	$0.26	19.2%
Weighted-average common shares outstanding - basic	18,008,781	18,049,623	(0.2)%	18,204,455	(1.1)%
Weighted-average common shares outstanding - diluted	18,138,550	18,179,295	(0.2)%	18,493,616	(1.9)%

Reconciliation of Net Income (GAAP) to Core Operating Earnings (Non-GAAP):
GAAP net income reported above	$5,647	$5,579		$4,900
Loss on termination of derivative instruments	62	—		—
Gain on the redemption of subordinated debt	—	—		(9)
Income tax benefit associated with non-GAAP adjustments	(14)	—		—
Adjusted Net Income, core operating earnings (non-GAAP)	$5,696	$5,579		$4,891
Adjusted Earnings per share - basic (non-GAAP core operating earnings)	$0.32	$0.31		$0.27
Adjusted Earnings per share - diluted (non-GAAP core operating earnings)	$0.31	$0.31		$0.26

Adjusted Return on average assets (non-GAAP core operating earnings) (2)	1.01%	1.00%		0.90%
Adjusted Return on average equity (non-GAAP core operating earnings) (2)	9.02%	9.05%		8.36%
Adjusted Efficiency ratio (non-GAAP core operating earnings) (3)	53.24%	55.50%		58.62%

	For the Three Months Ended
	December 31, 2025	September 30, 2025	% Change Current Quarter	December 31, 2024	% Change From Year Ago

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$5,647	$5,579		$4,900
Provision for credit losses	909	375		—
Loss on termination of derivative instruments	62	—		—
Gain on redemption of subordinated debt	—	—		(9)
Income tax expense	1,758	1,640		1,463
Adjusted Pre-tax pre-provision income	$8,376	$7,594		$6,354
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.47	$0.42		$0.35
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.46	$0.42		$0.34

Adjusted Return on average assets (non-GAAP pre-tax pre-provision) (2)	1.49%	1.36%		1.16%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision) (2)	13.26%	12.32%		10.85%

FVCBankcorp, Inc.
Summary Consolidated Statements of Income
(Dollars in thousands, except share and per share data)
(Unaudited)

	For the Year Ended
	December 31, 2025	December 31, 2024	% Change

Net interest income	$63,769	$55,589	14.7%
Provision for credit losses	1,589	6	26383.3%
Net interest income after provision for credit losses	62,180	55,583	11.9%

Noninterest income:
Fees on loans	220	185	18.9%
Service charges on deposit accounts	1,248	1,126	10.8%
BOLI income	289	397	(27.2)%
Income from minority membership interests	1,247	376	231.6%
Gain on redemption of sub debt	—	9	(100.0)%
Gain on termination of derivative instruments	91	—	—%
Other fee income	542	450	20.4%
Total noninterest income	3,637	2,534	43.5%

Noninterest expense:
Salaries and employee benefits	20,125	18,752	7.3%
Occupancy expense	2,108	2,027	4.0%
Internet banking and software expense	3,451	2,990	15.4%
Data processing and network administration	2,236	2,719	(17.8)%
State franchise taxes	2,344	2,358	(0.6)%
Professional fees	1,147	927	23.7%
Other operating expense	6,159	6,047	1.9%
Total noninterest expense	37,570	35,820	4.9%
Net income before income taxes	28,247	22,297	26.7%
Income tax expense	6,190	7,233	(14.4)%
Net Income	$22,057	$15,064	46.4%

Earnings per share - basic	$1.22	$0.83	47.0%
Earnings per share - diluted	$1.21	$0.82	47.6%
Weighted-average common shares outstanding - basic	18,120,790	18,057,202	0.4%
Weighted-average common shares outstanding - diluted	18,260,212	18,396,533	(0.7)%

	For the Year Ended
	December 31, 2025	December 31, 2024	% Change

Reconciliation of Net Income (GAAP) to Core Operating Earnings (Non-GAAP):
GAAP net income reported above	$22,057	$15,064
Gain on termination of derivative instruments	(91)	—
Gain on redemption of subordinated debt	—	(9)
Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	2,386
Provision for income taxes associated with non-GAAP adjustments	21	—
Adjusted Net Income, core bank operating earnings (non-GAAP)	$21,987	$17,441
Adjusted Earnings per share - basic (non-GAAP core operating earnings)	$1.21	$0.97
Adjusted Earnings per share - diluted (non-GAAP core operating earnings)	$1.20	$0.95

Adjusted Return on average assets (non-GAAP core operating earnings)	0.99%	0.80%
Adjusted Return on average equity (non-GAAP core operating earnings)	8.96%	7.69%
Adjusted Efficiency ratio (non-GAAP core operating earnings)	55.81%	61.63%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$22,057	$15,064
Provision for credit losses	1,589	6
Gain on termination derivative instruments	(91)	—
Gain on redemption of subordinated debt	—	(9)
Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	2,386
Income tax expense	6,190	4,847
Adjusted Pre-tax pre-provision income	$29,745	$22,294
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$1.64	$1.23
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$1.63	$1.21

Adjusted Return on average assets (non-GAAP pre-tax pre-provision)	1.33%	1.02%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision)	12.12%	9.83%

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	12/31/2025			9/30/2025			12/31/2024
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,012,184	$13,902	5.49%	$965,153	$12,425	5.15%	$1,050,985	$13,792	5.25%
Commercial and industrial	384,873	7,674	7.98%	340,510	6,906	8.11%	300,781	6,157	8.19%
Commercial construction	160,773	2,658	6.61%	177,620	3,310	7.45%	176,973	3,200	7.23%
Consumer real estate	297,956	3,541	4.75%	301,687	3,618	4.80%	327,164	4,012	4.91%
Warehouse facilities	29,828	453	6.08%	39,104	617	6.31%	13,010	224	6.89%
Consumer nonresidential	5,325	117	8.79%	5,513	108	7.83%	6,415	131	8.17%
Total loans	1,890,939	28,345	6.00%	1,829,587	26,984	5.90%	1,875,328	27,516	5.87%

Investment securities (2)	188,324	1,000	2.12%	193,262	1,026	2.12%	202,060	1,046	2.07%
Interest-bearing deposits at other financial institutions	123,190	1,238	3.98%	163,878	1,817	4.40%	62,117	719	4.60%
Total interest-earning assets	2,202,453	$30,583	5.55%	2,186,727	$29,827	5.46%	2,139,505	$29,281	5.47%

Non-interest earning assets:
Cash and due from banks	12,250			14,265			8,938
Premises and equipment, net	711			755			875
Accrued interest and other assets	56,698			55,379			55,380
Allowance for credit losses	(18,135)			(17,988)			(18,819)
Total Assets	$2,253,977			$2,239,138			$2,185,879

Interest-bearing liabilities:
Interest checking	$764,430	$5,987	3.11%	$702,037	$5,496	3.11%	$615,456	$5,310	3.43%
Savings and money market	316,175	2,450	3.07%	321,399	2,755	3.40%	378,847	3,313	3.48%
Time deposits	262,852	2,599	3.92%	277,760	2,783	3.97%	249,650	2,740	4.37%
Wholesale deposits	236,247	2,169	3.64%	234,925	2,037	3.44%	249,870	2,209	3.52%
Total interest-bearing deposits	1,579,704	13,205	3.32%	1,536,121	13,071	3.38%	1,493,823	13,572	3.61%

Other borrowed funds	7,103	55	3.07%	50,011	478	3.78%	55,429	542	3.88%
Subordinated notes, net of issuance costs	18,741	398	8.43%	18,728	245	5.20%	19,531	254	5.18%
Total interest-bearing liabilities	1,605,548	$13,658	3.38%	1,604,860	$13,794	3.41%	1,568,783	$14,368	3.64%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	373,989			364,614			357,579
Other liabilities	21,812			23,121			25,362
Shareholders’ equity	252,628			246,543			234,155
Total Liabilities and Shareholders' Equity	$2,253,977			$2,239,138			$2,185,879
Net Interest Margin		$16,925	3.05%		$16,033	2.91%		$14,913	2.77%
(1)Non-accrual loans are included in average balances.
(2)The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Years Ended
	12/31/2025			12/31/2024
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,000,330	$51,836	5.18%	$1,076,027	$55,116	5.12%
Commercial and industrial	347,464	27,796	8.00%	262,844	21,099	8.03%
Commercial construction	168,747	12,112	7.18%	165,134	12,044	7.29%
Consumer real estate	307,653	14,644	4.76%	341,843	16,616	4.86%
Warehouse facilities	31,638	1,987	6.28%	17,408	1,284	7.38%
Consumer nonresidential	6,545	537	8.20%	6,214	509	8.19%
Total loans	1,862,377	108,912	5.85%	1,869,470	106,668	5.71%

Investment securities (2)	194,232	4,104	2.11%	208,406	4,351	2.09%
Interest-bearing deposits at other financial institutions	124,682	5,381	4.32%	44,360	2,293	5.17%
Total interest-earning assets	2,181,291	$118,397	5.43%	2,122,236	$113,312	5.34%

Non-interest earning assets:
Cash and due from banks	12,167			7,474
Premises and equipment, net	778			930
Accrued interest and other assets	55,241			64,310
Allowance for credit losses	(18,180)			(18,963)
Total Assets	$2,231,297			$2,175,987

Interest-bearing liabilities:
Interest checking	$683,069	$21,329	3.12%	$571,432	$19,526	3.42%
Savings and money market	347,461	11,357	3.27%	344,272	12,384	3.60%
Time deposits	268,621	10,884	4.05%	275,288	11,979	4.35%
Wholesale deposits	242,109	8,456	3.49%	263,664	9,317	3.53%
Total interest-bearing deposits	1,541,260	52,026	3.38%	1,454,656	53,206	3.66%

Other borrowed funds	39,193	1,468	3.75%	79,874	3,490	4.37%
Subordinated notes, net of issuance costs	18,721	1,134	6.06%	19,613	1,027	5.23%
Total interest-bearing liabilities	1,599,174	$54,628	3.42%	1,554,143	$57,723	3.71%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	363,764			368,591
Other liabilities	23,021			26,408
Shareholders’ equity	245,338			226,845
Total Liabilities and Shareholders' Equity	$2,231,297			$2,175,987
Net Interest Margin		$63,769	2.92%		$55,589	2.62%
(1)Non-accrual loans are included in average balances.
(2)The average balances for investment securities includes restricted stock.